EXHIBIT 99

BROOKLYN-BASED DIME SAVINGS BANK OF WILLIAMSBURGH TO CONVERT TO NEW YORK STATE CHARTER

Brooklyn, New York – February 27, 2012  – The Dime Savings Bank of Williamsburgh (the “Bank”), a subsidiary of Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company"), announced that it filed an application with the New York State Department of Financial Services (“NYSDFS”) to convert from a federally-chartered stock savings bank to a New York State-chartered stock savings bank, and also filed a notice of the charter conversion with its current primary federal regulator, the Office of the Comptroller of the Currency.  Subject to receiving the necessary regulatory approvals, the charter conversion is expected to be completed in the second quarter of 2012.  As a result of the charter conversion, the NYSDFS will be the Bank’s primary regulator and the Federal Deposit Insurance Corporation (“FDIC”) will be the Bank’s primary federal regulator.  It is not expected that the charter conversion will have a significant impact on the Bank’s current activities or investments, although the Bank expects some annual cost savings as a result of the conversion.  The charter conversion also should not adversely affect our customers and will not affect the terms and conditions of our customers’ loans and deposit accounts.  The Bank, founded in 1864, had been a New York State-chartered bank throughout most of its history and converted to a federal charter in 1995 in order to facilitate both its conversion from mutual to stock form and the simultaneous acquisition of another federally-chartered institution.

About the conversion back to a New York State charter, Mr. Vincent F. Palagiano, Chairman and CEO of the Bank, stated: “We believe that our Bank is a uniquely New York institution, and would benefit from the insight and oversight of the NYSDFS, which is focused on the local New York community banks and financial institutions.  It goes without saying that our motto, ‘Lending for the Way New Yorkers Live,’ is the personification of our business model: using local deposits to reinvest in the predominant form of housing in New York City − multifamily dwellings, where more than two-thirds of the New York City population lives.”  Mr. Palagiano also noted that “Our past relationship with what was formerly known as The New York State Banking Department was a strong and respectful one over a period of many years.  We anticipate that the NYSDFS will continue a similar level of regulatory oversight as that which we have received from our federal regulators in the past, but with a more local orientation.”

There is not expected to be a supervisory change for the Company in connection with the Bank’s conversion.  The Bank submitted a letter filing to the FDIC today in order to have the Company continue to be regulated as a savings and loan holding company by the Federal Reserve Board, which regulates both bank holding companies and savings and loan holding companies.

ABOUT THE COMPANY AND THE BANK
The Company (NASDAQ: DCOM) had $4.02 billion in consolidated assets as of December 31, 2011, and is the parent company of the Bank. The Bank is headquartered in Brooklyn, New York, and currently has twenty-six branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the Bank can be found on the Bank's Internet website at www.dime.com.

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For further information, contact:
Kenneth J. Mahon
First Executive Vice President & Chief Financial Officer
718-782-6200 extension 8265